Exhibit 99.1

Contact: Thomas E. Vessey

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: tvessey@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES 50% STOCK DISTRIBUTION www.1stcent.com

Redlands, California—April 20, 2007— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced that the Board approved a 50% stock distribution payable on or about May 15, 2007 to shareholders of record May 1, 2007. The action was approved at the regularly scheduled Board Meeting on April 20, 2007, with the effect of adding 50% more shares of FCEN stock. The market price of the stock will be repriced to account for the distribution.

Patrick J. Meyer, Chairman of the Board stated, “The distribution reflects the on-going success of the Bank and rewards shareholders for their continued support. We are proud to present our shareholders with this 12th stock distribution in addition to three cash dividends paid by the Company in its 17-year history.”

On April 9, 2007, the Company announced earnings for the three months ended March 31, 2007. Net income for the first quarter of 2007 was $1.975 million compared to $1.716 million for the first quarter of 2006, an increase of $259,000, or 15%.

Total net loans increased $21.6 million, or 5% from $426.2 million to $447.8 million from December 31, 2006 to March 31, 2007, while deposits, at $476.6 million, increased $20.1 million, or 4%, for the same period. Total assets reached a record high of $574.2 million at March 31, 2007, up $23.1 million or 4%, from $551.1 million at December 31, 2006.

Thomas E. Vessey, President and Chief Executive Officer, stated “We are pleased with the continued, quality growth and increased earnings of the Company, and remain committed in 2007 in our efforts to build a quality financial services organization and increasing shareholder wealth.”

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California; its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California; its Homeowners Association Management Division and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.